Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-32946, 333-38486, 333-73592, 333-83646, 333-109599, 333-105945) and the Registration Statement on Form S-8 (No. 333-34300) of iStar Financial Inc. of our report dated February 20, 2004, except for Note 17 which is as of March 12, 2004 and except for Note 18, which is as of December 7, 2004, relating to the financial statements and financial statement schedules as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
December 8, 2004